Exhibit 5.1

Greenberg Traurig, LLP

MetLife Building, 200 Park Avenue

New York, NY 10166

April 4, 2013

International Flavors & Fragrances Inc.

521 West 57th Street

New York, New York 10019

Ladies and Gentlemen:

We have acted as counsel to International Flavors & Fragrances Inc., a New York corporation (the “Company”), in connection with the public offering of $300,000,000 aggregate principal amount of the Company’s 3.20% Senior Notes due 2023 (the “Notes”) pursuant to the Company’s Form S-3 (File No. 333-187426) (the “Registration Statement”), which automatically became effective upon filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). A prospectus supplement, dated April 1, 2013, which together with the prospectus filed with the Registration Statement shall constitute the “Prospectus,” has been filed pursuant to Rule 424(b) promulgated under the Securities Act. The Notes have been issued pursuant to the Indenture dated as of April 4, 2013 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee.

As a basis for the opinions hereinafter expressed, we have examined such documents, including (i) the Registration Statement, (ii) the Prospectus, (iii) the Indenture, (iv) the Company’s Restated Certificate of Incorporation, (v) the Company’s By-laws, (vi) certain resolutions of the Board of Directors of the Company, and (vii) related matters as we have considered necessary and appropriate for the purposes of the opinions set forth below. In addition, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

This opinion is subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general applicability, affecting or limiting the rights of creditors, and general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Opinions” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP